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                                 SYNAVANT INC.

                            SAVINGS EQUALIZATION PLAN

I.       PURPOSE OF THE PLAN

         The purpose of the Synavant Inc. Savings Equalization Plan (the "Plan") is to provide a means of equalizing the benefits of those employees participating in the Synavant Inc. Savings Plan (the "401(k) Plan") whose matching contributions under the 401(k) Plan are or will be limited by the application of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or by reason of the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan. The Plan is intended to be an "excess benefit plan" as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to those participants whose benefits under the 401(k) Plan have been limited by Section 415 of the Code, and a plan which is unfunded and is maintained by an employer primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.

II.      ADMINISTRATION OF THE PLAN

         Synavant Inc. (the "Corporation" or the "Company") shall administer the Plan, except that any action authorized to be taken by the Company hereunder may also be taken by any committee or person(s) duly authorized by the Board of Directors of the Company or the duly authorized delegees of such duly authorized committee or person(s). The Company shall have full authority to determine all questions arising in connection with the Plan, including interpreting its provisions and construing all of its terms; may adopt procedural rules; and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all participants similarly situated and decisions of the Company shall be conclusive and binding on all persons.

III.     PARTICIPATION IN THE PLAN

         All members of the 401(k) Plan shall be eligible to participate in this Plan whenever their benefits under the 401(k) Plan as from time to time in effect would exceed the limitations on benefits and contributions imposed by Sections 401(a)(17) or 415 of the Code or would be limited by reason of the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provisions were contained in the 401(k) Plan incorporating limitations imposed by Sections 401(a)(17) or 415 of the Code or excluding from the definition of Compensation amounts deferred under any nonqualified deferred compensation plan.

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IV.      EQUALIZED BENEFITS

         If member participating contributions or Company contributions to the 401(k) Plan for any calendar year are limited by reason of the application of Sections 401(a)(17) or 415 of the Code or the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan, the Corporation shall pay the participant, on or about March 1st of the following year, an amount equal to:

         (1) the Company matching contributions that otherwise would have been credited to such participant's account under the 401(k) Plan if the limitations imposed by Sections 401(a)(17) and 415 of the Code and the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan did not apply, plus

         (2) an interest factor equal to one-half of the annual return which would have been received by the participant had such payment been invested eighty percent (80%) in the Fixed Income Fund of the 401(k) Plan and twenty percent (20%) in the S&P 500 Index Fund of the 401(k) Plan during the year, less

         (3)      any applicable withholding taxes.

V.       MISCELLANEOUS

         This Plan may be terminated at any time by the Board of Directors of the Corporation, in which event the rights of participants to their accrued benefits shall become nonforfeitable. This Plan may also be amended at any time by the Board of Directors of the Corporation, except that no such amendment shall deprive any participant of benefits accrued at the time of such amendment. Notwithstanding the foregoing, the Employee Benefits Committee of the Corporation may amend the Plan without the approval of the Board of Directors of the Corporation with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan.

         Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish a trust fund as an alternate source of benefits payable under the Plan and to the extent payments are made from such trust, such payments will satisfy the Corporation's obligations under this Plan.

         No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

         Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation. The Corporation expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

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         This Plan shall be construed, administered and enforced according to the laws of the State of Georgia unless preempted by federal law.

VI.      EFFECTIVE DATE

         This Plan shall be effective as of the date on which shares of common stock of the Company that are owned by IMS Health Incorporated are distributed to the holders of record of shares of IMS Health Incorporated.



         SYNAVANT INC. SAVINGS EQUALIZATION PLAN


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